EXHIBIT 4.1

AMENDED AND RESTATED STOCK OPTION PLAN

1.	The Plan

A stock option plan (the “Plan”) pursuant to which options to purchase common shares (“Shares”) in the capital stock of Oncolytics Biotech Inc. (the “Corporation”) may be granted to the directors, officers and employees of the Corporation or its subsidiaries and to consultants retained by the Corporation or its subsidiaries is hereby established on the terms and conditions herein set forth.

2.	Purpose

The purpose of this Plan is to advance the interests of the Corporation by encouraging the directors, officers and employees of the Corporation or its subsidiaries and consultants retained by the Corporation or its subsidiaries to acquire Shares, thereby (i) increasing the proprietary interests of such persons in the Corporation, (ii) aligning the interests of such persons with the interests of the Corporation’s shareholders generally, (iii) encouraging such persons to remain associated with the Corporation, and (iv) furnishing such persons with an additional incentive in their efforts on behalf of the Corporation.

3.	Administration

(a)	This Plan shall be administered by the board of directors of the Corporation (the “Board”).

(b)
Subject to the terms and conditions set forth herein, the Board is authorized to provide for the granting, exercise and method of exercise of Options (as hereinafter defined), all on such terms (which may vary between Options granted from time to time) as it shall determine.  In addition, the Board shall have the authority to: (i) construe and interpret this Plan and all option agreements entered into hereunder, (ii) prescribe, amend and rescind rules and regulations relating to this Plan and (iii) make all other determinations necessary or advisable for the administration of this Plan.  All determinations and interpretations made by the Board shall be binding on all Participants (as hereinafter defined) and on their legal, personal representatives and beneficiaries.

(c)
Notwithstanding the foregoing or any other provision contained herein, the Board shall have the right to delegate the administration and operation of this Plan, in whole or in part, to a committee of the Board or to the President or any other officer of the Corporation.  Whenever used herein, the term “Board” shall be deemed to include any committee or officer to which the Board has, fully or partially, delegated the administration and operation of this Plan pursuant to this section 3.

(d)
Options to purchase the Shares granted hereunder (“Options”) shall be evidenced by an agreement, signed on behalf of the Corporation and by the person to whom an Option is granted, which agreement shall be in such form as the Board shall approve or authorize from time to time.

4.	Shares Subject to Plan

(a)
Subject to section 16 below, the securities that may be acquired by Participants under this Plan shall consist of authorized but unissued Shares.  Whenever used herein, the term “Shares” shall be deemed to include any other listed securities that may be acquired by a Participant upon the exercise of an Option the terms of which have been modified in accordance with Section 16 below.

(b)
The aggregate number of Shares reserved for issuance under this Plan and under the Corporation's prior stock option plan (the "Prior Plan"), or any other stock option plan of the Corporation, shall be fixed at a maximum of 6,154,997 Shares as at May 11, 2010.  This prescribed maximum may be subsequently increased to any other specified amount, subject to the approval of the stock exchange or exchanges on which the Shares are listed and such shareholder approvals as may be required by such exchanges.

(c)
If any Option granted under this Plan shall expire or terminate for any reason without having been exercised in full, any unpurchased Shares to which such Option relates shall be available for the purposes of the granting of Options under this Plan.

5.	Maintenance of Sufficient Capital

The Corporation shall at all times during the term of this Plan ensure that the number of Shares it is authorized to issue shall be sufficient to satisfy the requirements of this Plan.

6.	Eligibility and Participation

(a)	The Board may, in its discretion, select any of the following persons to participate in this Plan:

(i)	directors of the Corporation or its subsidiaries;

(ii)	officers of the Corporation or its subsidiaries;

(iii)	employees of the Corporation or its subsidiaries; and

(iv)
consultants retained by the Corporation or its subsidiaries, provided such consultants have performed and/or continue to perform services for the Corporation on an ongoing basis or are expected to provide a service of value to the Corporation;

(any such person having been selected for participation in this Plan by the Board is herein referred to as a “Participant”).

(b)
The Board may from time to time, in its discretion, grant an Option to any Participant, upon such terms, conditions and limitations as the Board may determine, including the terms, conditions and limitations set forth herein, provided that Options granted to any Participant shall be approved by the shareholders of the Corporation if the rules of any stock exchange on which the Shares are listed require such approval.

7.	Exercise Price

(a)
Options may be exercised at a price (the “Exercise Price”) which shall be fixed by the Board at the time that the Option is granted.  No Option shall be granted with an Exercise Price at a discount to the Market Price (as hereinafter defined).

(b)
The Market Price shall be the closing price of the Shares on a stock exchange upon which the Shares are listed on the first day preceding the date of grant on which at least one board lot of Shares traded on such exchange.

8.	Number of Optioned Shares

The number of Shares that may be acquired under an Option granted to a Participant shall be determined by the Board as at the time the Option is granted, provided that the aggregate number of Shares reserved for issuance to any one Participant under this Plan or any other plan of the Corporation, shall not exceed five percent of the total number of issued and outstanding Shares (calculated on a non-diluted basis).

9.	Term

The period during which an Option may be exercised (the “Option Period”) shall be determined by the Board at the time the Option is granted, subject to any vesting limitations which may be imposed by the Board in its sole unfettered discretion at the time such Option is granted, provided that:

(a)	no Option shall be exercisable for a period exceeding ten (10) years from the date the Option is granted;

(b)	the Option Period shall be automatically reduced in accordance with Sections 11 and 12 below upon the occurrence of any of the events referred to therein; and

(c)
no Option in respect of which shareholder approval is required under the rules of any stock exchange or exchanges on which the Shares are then listed shall be exercisable until such time as the Option has been approved by the shareholders of the Corporation.

Notwithstanding the foregoing, if the Option Period of an Option expires during a Blackout Period (as defined below) or within five (5) business days after a Blackout Period, such Option Period shall be deemed to be extended to the date which is the tenth (10th) business day after the last day of the applicable Black Out Period.  For the purposes of this Plan, Blackout Period means, with respect to an Option, any period during which the holder of such Option is not permitted to trade Shares pursuant to the policies of the Corporation.

10.	Method of Exercise of Option

(a)
Except as set forth in Sections 11 and 12 below or as otherwise determined by the Board, no Option may be exercised unless the holder of such Option is, at the time the Option is exercised, a director, officer, employee or consultant of the Corporation or a subsidiary thereof.

(b)	Options may be exercised in whole or in part and may be exercised on a cumulative basis where a vesting limitation has been imposed at the time of grant.

(c)	Any Participant (or his legal, personal representative) wishing to exercise an Option shall deliver to the Corporation, at its principal office in the City of Calgary, Alberta:

(i)
a written notice expressing the intention of such Participant (or his legal, personal representative) to exercise his Option and specifying the number of Shares in respect of which the Option is exercised;  and

(ii)	a cash payment, cheque or bank draft, representing the full purchase price of the Shares in respect of which the Option is exercised.

(d)
Upon the exercise of an Option as aforesaid, the Corporation shall use its reasonable efforts to forthwith deliver, or cause the registrar and transfer agent of the Shares to deliver, to the relevant Participant (or his legal, personal representative) or to the order thereof, a certificate representing the aggregate number of fully paid and non-assessable Shares as the Participant (or his legal, personal representative) shall have then paid for.

(e)
In order to fulfill the Corporation’s obligations under the Income Tax Act (Canada) (the “ITA”) in respect of withholding and remittance on account of tax payable by Participants on the exercise of Options under this section 10, the Corporation shall advise each Participant, on receiving such Participant’s notice of intention to exercise, of the amount of such remittance (the “Remittance Amount”) required under subsection 153(1) of the ITA.  Prior to the delivery of the Shares, the Corporation may, in its sole discretion:

(i)	require the Participant to pay to the Corporation, as an additional amount on the exercise of their Options, the Remittance Amount;

(ii)	withhold from any remuneration or consideration payable to the Participant an amount equal to the Remittance Amount;

(iii)
retain and sell on behalf of the Participant such number of Shares to obtain proceeds from the sale of such shares on the principal stock exchange on which the common shares are traded sufficient to satisfy the Remittance Amount; or

(iv)	any combination of the above.

Upon receipt or payment of this amount in the manner described above, the Corporation shall in accordance with paragraph 10(d) issue to the Participant the Shares (or in the case of subsection (iii), the remaining Shares) for which the Option was exercised.

(f)
Notwithstanding anything else contained herein, each Participant shall be responsible for the payment of all applicable taxes, including, but not limited to, income taxes payable in connection with the exercise of any Options under this Plan and the Corporation, its Directors, Officers, Employees and agents shall bear no liability in connection with the payment of such taxes.

11.	Ceasing to be a Director, Officer, Employee or Consultant

Subject to any written agreement between the Corporation and a Participant providing otherwise, if any Participant who is a director, officer, employee or consultant of the Corporation or a subsidiary thereof shall cease to be a director, officer, employee or consultant of the Corporation or a subsidiary thereof for any reason other than death or permanent disability, his Option will terminate immediately as to the then unvested portion thereof and at 5:00 p.m. (Calgary time) on the earlier of the date of the expiration of the Option Period and the ninetieth (90th) day after the date such Participant ceases to be a director, officer, employee or consultant of the Corporation as to the then vested portion of the Option.

Neither the selection of any person as a Participant nor the granting of an Option to any Participant under this Plan shall (i) confer upon such Participant any right to continue as a director, officer, employee or consultant of the Corporation or a subsidiary thereof, as the case may be, or (ii) be construed as a guarantee that the Participant will continue as a director, officer, employee or consultant of the Corporation or a subsidiary thereof, as the case may be.

Notwithstanding the foregoing, the Board may, at its sole discretion, extend the period during which any Options may be exercised, in the case of Options held by non-management Directors, by not more than one (1) year, and in the case of Options held by other persons, by not more than three (3) years, but in no case longer than the normal expiry of the options.

12.	Death or Permanent Disability of a Participant

Subject to any written agreement between the Corporation and a Participant providing otherwise, if in the event of the death or permanent disability of a Participant, any Option previously granted to him shall be exercisable until the end of the Option Period or until the expiration of 12 months after the date of death or permanent disability of such Participant, whichever is earlier, and then only:

(a)	by the person or persons to whom the Participant's rights under the Option shall pass by the Participant's will or applicable law;

(b)	to the extent that he was entitled to exercise the Option as at the date of his death or permanent disability.

13.	Change of Control

Notwithstanding any other provision hereof, in the event of a sale by the Corporation of all or substantially all of its assets or in the event of a change of control of the Corporation then the Participant shall be entitled to exercise in full or in part any unexercised Options previously granted to him hereunder, whether vested or not, either during the term of the Option or within ninety (90) days after the date of termination of the employment of the Participant with the Corporation or a subsidiary thereof or the cessation or termination of the Participant as a director, officer, employee or consultant of the Corporation or a subsidiary thereof, whichever first occurs.

For the purpose of this Agreement change of control of the Corporation means or shall be deemed to have occurred if and when:

(a)
the acceptance by the holders of shares of the Corporation, representing in the aggregate of more than 40 percent of all issued and voting Shares of the Corporation, of any offer, whether by way of a takeover bid or otherwise, for all or any of the Shares of the Corporation;

(b)
the acquisition, by whatever means (including, without limitation, amalgamation, arrangement, consolidation or merger), by a person (or two or more persons who in such acquisition have acted jointly or in concert or intend to exercise jointly or in concert any voting rights attaching to the Shares acquired), directly or indirectly, of the beneficial ownership of such number of voting Shares or rights to voting Shares of the Corporation, which together with such person’s then owned voting Shares and rights to voting Shares, if any, represent (assuming the full exercise of such rights to voting Shares) more than 40 percent of the combined voting rights of the Corporation’s then outstanding voting Shares, together with the voting Shares that would be outstanding on the full exercise of the rights to voting Shares acquired and such person’s previously own rights to voting Shares;

(c)	the entering into of any agreement by the Corporation to merge, consolidate, amalgamate, initiate an arrangement or be absorbed by or into another company;

(d)
the passing of a resolution by the Board or shareholders of the Corporation to substantially liquidate assets or wind-up its business or significantly rearrange its affairs in one or more transactions or series of transactions or the commencement of proceedings for such a liquidation, winding-up or re-arrangement (except where such re-arrangement is part of a bona fide reorganization of the Corporation in circumstances where the business of the Corporation is continued and where the shareholdings remain substantially the same following the re-arrangement as existed prior to the re-arrangement); or

(e)
individuals who were members of the Board of the Corporation immediately prior to a meeting of the shareholders of the Corporation involving a contest for or, an item of business relating to the election of directors shall not constitute a majority of the board of directors following such election.

14.	Transferability

All benefits, rights and Options accruing to any Participant in accordance with the terms and conditions of this Plan shall not be transferable or assignable unless specifically provided herein.  The Corporation shall not recognize any attempted exercise of any purported assignee of a Participant.  During the lifetime of a Participant any Options granted hereunder may only be exercised by the Participant and in the event of the death or permanent disability of a Participant, by the person or persons to whom the Participant’s rights under the Option pass by the Participant’s will or applicable law.

15.	Amendment and Termination of Plan

(a)	The Board may, at any time, suspend or terminate this Plan.

(b)	Subject to Section 15(c) and 15(d), the Board may, at any time and from time to time, amend the Plan or any Option.

(c)
Notwithstanding Section 15(b), the Board may not, without approval of the holders of a majority of Shares present and voting in person or by proxy at a meeting of holders of Shares, amend the Plan or any Option to:

(i)	increase the number of shares reserved for issuance pursuant to the Plan;

(ii)	extends eligibility to participate in the Plan to persons other than officers, directors, and employees of the Corporation or its subsidiaries and consultants to the Corporation or its subsidiaries;

(iii)	permits Options to be transferred, other than for normal estate settlement purposes or to an RRSP or similar plan;

(iv)	permits awards other than Options to be made under the Plan;

(v)
amend or delete Section 9(a) to extend the term of any Option beyond the Option Period of such Option or allow for such Option to be exercisable for a period exceeding ten (10) years from the date the Option is granted; or

(vi)
reduces the Exercise Price of an Option, except for the purpose of maintaining Option value in connection with a conversion, change, reclassification, redivision, redesignation, subdivision or consolidation of shares or a reorganization, amalgamation, consolidation, merger, takeover bid or similar transaction involving the Corporation (for this purpose, cancellation or termination of an Option prior to its expiry date for the purpose of reissuing Options to the same option-holder with a lower Exercise Price will be considered an amendment to reduce the Exercise Price of an Option); or

(vii)
Notwithstanding Section 15(b), no amendment or revision to the Plan or any Option pursuant to Section 15(b) shall in any manner materially adversely affect the rights of any Participant under any Options granted under this Plan prior to such amendment or revision without such Participant’s consent.

16.	Necessary Approvals

(a)
The obligation of the Corporation to issue and deliver Shares in accordance with this Plan is subject to applicable securities legislation and to the receipt of any approvals that may be required from any regulatory authority or stock exchange having jurisdiction over the securities of the Corporation.  If Shares cannot be issued to a Participant upon the exercise of an Option for any reason whatsoever, the obligation of the Corporation to issue such Shares shall terminate and any funds paid to the Corporation in connection with the exercise of such Option will be returned to the relevant Participant as soon as practicable.

(b)
Without obtaining the approval of the shareholders of the Corporation in accordance with the applicable rules, if any, of the stock exchange or exchanges on which the Shares are listed, no Options shall be granted pursuant to the Plan, if such grant together with grants pursuant to all other share compensation arrangements of the Corporation, could result, at any time, in:

(i)	a number of Shares reserved for issuance pursuant to Options granted to insiders exceeding ten percent (10%) of the outstanding issue;

(ii)	the issuance within a one year period, of a number of Shares exceeding ten percent (10%) of the outstanding issue; or

(iii)	the issuance to any one insider and such insider’s associates, within a one year period, of a number of Shares exceeding five percent (5%) of the outstanding issue.

Where used in this section 16, the terms “insiders”, “outstanding issue” and “associates” shall have the meanings attributed thereto in the Securities Act (Ontario).

17.	Stock Exchange Rules

This Plan and any option agreements entered into hereunder shall comply with the requirements from time to time of the stock exchange or exchanges on which the Shares are then listed.

18.	Right to Issue Other Shares

The Corporation shall not by virtue of this Plan be in any way restricted from declaring and paying stock dividends, issuing further Shares, varying or amending its share capital or corporate structure or conducting its business in any way whatsoever.

19.	Notice

Any notice required to be given by this Plan shall be in writing and shall be given by registered mail, postage prepaid or delivered by courier or by facsimile transmission addressed, if to the Corporation, at its principal address in Calgary, Alberta (being currently 210, 1167 Kensington Crescent N.W., Calgary, Alberta T2N 1X7), Attention:  The President; or if to a Participant, to such Participant at his address as it appears on the books of the Corporation or in the event of the address of any such Participant not so appearing then to the last known address of such Participant; or if to any other person, to the last known address of such person.

20.	Transition

No additional stock options may be granted pursuant to the Prior Plan on or after April 14, 2000.  Stock options granted pursuant to the Prior Plan that are outstanding on April 14, 2000 shall continue to be governed by the Prior Plan.

21.	Gender

Whenever used herein words importing the masculine gender shall include the feminine and neuter genders and vice versa.

22.	Interpretation

This Plan will be governed by and construed in accordance with the laws of the Province of Alberta.

DATED:  May 11, 2010